Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Editorial Contact:	Investor Relations Contact:
Judy Dale	Colin Ritchie
Sr. Director, Marketing Communications	Sr. Director, Investor Relations
408.635.4309 or 408.635.4986 fax	408.635.4953 or 408.635.4986 fax
E-mail: judy_dale@credence.com	E-mail: colin_ritchie@credence.com

Credence Completes Acquisition of NPTest Holding Corporation

MILPITAS, Calif., May 28, 2004 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of design-to-test solutions for the worldwide semiconductor industry, today announced that it has completed its acquisition of NPTest Holding Corporation (Nasdaq: NPTT), a leading provider of test and diagnostic products. The acquisition was approved by a vote of Credence and NPTest stockholders, held on May 27, 2004. Over 91 percent of Credence’s shares present and voting at the Credence stockholders’ meeting voted in favor of the acquisition and over 99 percent of NPTest’s shares present and voting at the NPTest stockholders’ meeting voted in favor of the acquisition. As a result of the acquisition, the NPTest ticker symbol will be removed from its Nasdaq listing after close of market today.

Credence has acquired all of the outstanding common stock of NPTest in a combined stock and cash transaction. Each share of NPTest common stock outstanding was converted, directly or indirectly, into the right to receive 0.80 of a share of Credence common stock and $5.75 in cash. All outstanding options to purchase NPTest common stock were automatically converted into approximately 4.1 million options to purchase Credence common stock.

“By applying innovative technology to lower the cost-of-test, our expanded design-to-test product portfolio delivers performance and economic advantages to a growing semiconductor market,” said Dr. Graham Siddall, Credence’s chairman and chief executive officer. “We are now able to address a more diversified customer base with highly synergistic solutions from debug, validation and characterization to high volume production test. Additionally, we will continue to build upon the service record that has earned us top honors with customers over the last several years. We believe the company is solidly positioned, and we are excited about the opportunities ahead as business conditions continue to improve.”

“We are creating a company that provides compelling advantages to our customers,” said Ashok Belani, formerly president and chief executive officer of NPTest, who today assumes the role of vice chairman of Credence’s board of directors. “The combination of Credence and NPTest sales, distribution and support organizations has created a wider, more responsive infrastructure that can quickly and effectively bring the benefits of our technology to more customers. This is one of those rare instances where one plus one is greater than two.”

In connection with the transaction, Mr. Belani and Dipanjan Deb will join Credence’s board of directors. Mr. Brett Hooper will join Credence’s executive management as senior vice president, Human Resources. Mr. Belani and Mr. Hooper have informed Credence that they have adopted asset diversification plans and presently intend to sell a portion of their shares of Credence common stock following the closing of the transaction in accordance with these plans.

Conference Call

A conference call will be held on Tuesday, June 1, at 2:00 p.m. PDT to discuss this transaction. Participants will include Dr. Graham Siddall, chairman and chief executive officer; Ashok Belani, vice chairman, and John Detwiler, senior vice president and chief financial officer. Credence is also scheduled to present at the Smith Barney Semiconductor Conference on June 2, 2004 in Monterey, California and at the Bear Stearns Technology Conference on June 15, 2004 in New York City, New York.

The call-in numbers are:

• Domestic: 1-800-299-7635	Passcode: 74822576

• International: 1-617-786-2901	Passcode: 74822576

The replay number is:

• Domestic: 1-888-286-8010	Passcode: 87115776

• International: 1-617-801-6888	Passcode: 87115776

Please call ten minutes prior to the scheduled start time. The replay runs through June 18, 2004, 8:00 p.m. PDT.

The conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is the industry’s leading provider of design-to-test solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

About NPTest

NPTest designs, develops and manufactures advanced semiconductor test and diagnostic systems and provides related services for the semiconductor industry. NPTest customers include integrated device manufacturers, foundries, fabless companies and assembly and test subcontractors worldwide. NPTest products and services enable companies to bring their increasingly complex integrated circuits, or ICs, to market faster at lower cost and without compromising IC quality. The NPTest business traces its history back to 1965 when Fairchild Semiconductor established an automated test equipment division. NPTest is headquartered in San Jose, California, USA. Additional information is available at www.nptest.com.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements regarding the expanded design-to-test portfolio, the ability to address a more diversified customer base, continuing to build a service record, the company being solidly positioned and opportunities ahead as business conditions improve, the compelling advantages to customers, the creation of a wider, more responsive infrastructure and the statement that this is one of the rare instances where one plus one is greater than two are all forward-looking statements. Risks, uncertainties and assumptions include: the risk that the benefits of Credence’s acquisition of NPTest will not be achieved or will take longer than expected; and other risks that are from time to time in Credence and NPTest’s Securities and Exchange Commission reports (including but not limited to Credence’s Form 10-Q for the quarter ended January 31, 2004, NPTest’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, Credence’s Form S-4 filed on March 29, 2004, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Credence’s results could differ materially from Credence’s expectations in these statements. Credence assumes no obligation, and does not intend, to update these forward-looking statements.

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Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Credence Contact:	Media Contact:
Judy Dale	Tom Morrow
Senior Director, Marketing Communications	Senior Vice President, Global Business
Credence Systems Corporation	e21corp
408.635.4309 or 408.635.4986 fax	510.226.6780, ext.157 or 510.226.9902 fax
E-mail: judy_dale@credence.com	E-mail: tom_morrow@e21corp.com
www.credence.com

NPTest Contact:
Colin Ritchie
Director, Investor Relations
NPTest Corporation
408.586.6740 or 408.586.4684 fax
E-mail: critchie@nptest.com
www.nptest.com